EXHIBIT 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2011, on the statements of revenues and direct operating expenses of the oil and gas properties acquired by BlueStone Natural Resources, LLC from BP America Production Company in the Registration Statement (Form S-1) and related Prospectus of Memorial Production Partners LP dated June 23, 2011.
/s/ Ernst & Young LLP
Houston, Texas
June 23, 2011